Exhibit 99.2

2Q26 Preliminary Earnings Supplement July 15, 2026

2 Statements made in this presentation that set forth expectations, predictions, projections or are about future events are based on facts and situations that are known to us as of July 15, 2026. We believe that our expectations and assumptions are reasonable. Actual results may differ materially, due to risks and uncertainties, such as those described on pages 12-23 of our Form 10-K filed on February 27, 2026 and other subsequent filings by Matson with the SEC. Statements made in this presentation are not guarantees of future performance. We do not undertake any obligation to update our forward-looking statements. Preliminary 2Q 2026 Earnings Supplement Forward-Looking Statements

3 Preliminary 2Q 2026 Earnings Supplement Preliminary 2Q26 Results • Matson had a strong 2Q26 with momentum in our China service carrying over from the post-Lunar New Year period • Our CLX and MAX services saw higher-than-expected freight rates and demand across e-commerce, garments and e-goods against a backdrop of tighter supply conditions in the Transpacific tradelane • Looking ahead, we expect our China service to be at or near capacity through peak season ─ Supported by current Transpacific market conditions and our expectation of continued solid U.S. consumer demand • In our domestic ocean tradelanes, we saw lower YoY volumes in Hawaii and Alaska and higher YoY volume in Guam • In Logistics, operating income increased YoY primarily due to higher contributions from freight forwarding and transportation brokerage, partially offset by a lower contribution from warehousing • Expects 2Q26 consolidated operating income to be $153.0 to $160.0 million

4 • Share Repurchases: During 2Q26, Matson repurchased approximately 0.3 million shares for a total cost of $67.8 million(2) ─ As of June 30, 2026, the Company had approximately 3.4 million shares remaining in its share repurchase program Preliminary 2Q 2026 Earnings Supplement Preliminary 2Q26 Results (continued) (1) Total debt is presented before any adjustment for deferred loan fees as required by U.S. GAAP. (2) Includes stock repurchased during the quarter but not settled and taxes on share repurchases that will be paid after the quarter end. June 30, 2026 Quarter Ended ($ in millions, except per share data) Preliminary Range ($ in millions) June 30, 2026 INCOME STATEMENT BALANCE SHEET Operating income $113.0 $153.0 - $160.0 Cash and cash equivalents $119.3 Interest income 8.0 5.0 - 5.0 Capital Construction Fund $345.8 Interest expense, net (1.7) (1.6) - (1.6) Other income (expense), net 2.4 1.6 - 1.6 Total debt(1) $341.3 Income before taxes 121.7 158.0 - 165.0 Income taxes 27.0 33.2 - 34.7 Effective income tax rate 22.2% 21.0% - 21.0% Net income $94.7 $124.8 - $130.3 Diluted EPS $2.92 $4.12 - $4.30 Quarter Ended June 30, 2025 Quarter Ended